______________________________________________________________________________

AGREEMENT AND PLAN OF MERGER

AMONG

QIAGEN NORTH AMERICAN HOLDINGS, INC.,

ELECTRA MERGER SUB, INC.

AND

EGENE, INC.

Dated as of April 12, 2007

______________________________________________________________________________

TABLE OF CONTENTS

Page

1.  THE MERGER 2

1.1 The Merger 2

1.2 Closing 2

1.3 Filing of Articles of Merger 2

1.4 Effect of the Merger 3

1.5 Articles of Incorporation and Bylaws of the Surviving Corporation 3

1.6 Directors and Officers 3

1.7 Conversion of Company Common Stock, Etc 3

1.8 Cancellation of Shares 5

1.9 Company Stock Options. 5

1.10 Capital Stock of Merger Sub 6

1.11 Adjustments to Merger Consideration 6

1.12 No Fractional Shares. 6

1.13 Exchange of Certificates. 7

1.14 No Liability 10

1.15 Taking of Necessary Action; Further Action 10

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY 10

2.1 Organization and Qualification. 11

2.2 Subsidiaries. 11

2.3 Capital Structure. 12

2.4 Authority; No Conflict; Required Filings. 14

2.5 Board Approval; Takeover Statutes; Required Vote. 16

2.6 SEC Filings; Sarbanes-Oxley Act. 17

2.7 Absence of Undisclosed Liabilities 19

2.8 Absence of Certain Changes or Events 19

2.9 Agreements, Contracts and Commitments. 19

2.10 Compliance with Laws. 22

2.11 Material Permits. 22

2.12 Litigation and Product Liability 23

2.13 Restrictions on Business Activities 23

2.14 Employee Benefit Plans. 23

2.15 Labor and Employment Matters. 28

2.16 Registration Statement; Proxy Statement/Prospectus. 29

2.17 Properties and Assets. 31

2.18 Insurance. 31

2.19 Taxes. 32

2.20 Environmental Matters. 33

2.21 Intellectual Property. 36

2.22 Brokers 38

2.23 Certain Business Practices 38

2.24 Government Contracts 39

2.25 Relationships with Customers and Suppliers 39

2.26 Interested Party Transactions 39

2.27 Full Disclosure 39

3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 40

3.1 Organization and Qualification. 40

3.2 Authority; No Conflict; Required Filings. 40

3.3 Compliance with Law 42

3.4 Litigation 42

3.5 SEC Filings; Financial Statements. 42

3.6 Registration Statement; Proxy Statement/Prospectus. 43

3.7 Interim Operations of Merger Sub (No Parent Vote Required) 44

3.8 Financing 44

3.9 QIAGEN Common Stock 44

3.10 Full Disclosure 44

4.  CONDUCT OF BUSINESS PENDING THE MERGER 45

4.1 Conduct of Business Pending the Merger. 45

4.2 No Solicitation of Transactions. 49

5.  ADDITIONAL AGREEMENTS 54

5.1 Proxy Statement/Prospectus; Registration Statement. 54

5.2 Meeting of Company Stockholders. 55

5.3 Access to Information; Confidentiality. 55

5.4 Best Efforts; Further Assurances. 56

5.5 Employee Benefits 57

5.6 Cancellation of Stock Options 57

5.7 Notification of Certain Matters. 57

5.8 Public Announcements 58

5.9 Directors and Officers Insurance 58

5.10 Stockholder Litigation. 59

5.11 Company Benefit Plans 60

5.12 Loans to Company Employees, Officers and Directors 60

6.  CONDITIONS OF MERGER 60

6.1 Conditions to Obligation of Each Party to Effect the Merger 60

6.2 Additional Conditions to Obligations of Parent 61

6.3 Additional Conditions to Obligations of the Company 63

7.  TERMINATION, AMENDMENT AND WAIVER 63

7.1 Termination 63

7.2 Effect of Termination 65

7.3 Fees and Expenses. 66

7.4 Amendment 66

7.5 Waiver 67

8.  GENERAL PROVISIONS 67

8.1 Survival of Representations and Warranties. 67

8.2 Notices 67

8.3 Interpretation 69

8.4 Severability 69

8.5 Entire Agreement 69

8.6 Assignment 70

8.7 Parties in Interest 70

8.8 Failure or Indulgence Not Waiver; Remedies Cumulative 70

8.9 Governing Law; Enforcement 70

8.10 Counterparts 71

EXHIBITS

EXHIBIT A - Articles of Merger

INDEX OF DEFINITIONS

Acquisition Agreement	52	Governmental Authority	16
Affiliate	10	HSR Act	16
Agreement	1	Interim Period	45
Articles of Merger	3	IP Agreements	1
Business Day	2	IRS	24
Closing	2	Law	5
Closing Average	7	Lease	31
Closing Date	2	Liens	12
COBRA Coverage	26	Material Permits	23
Code	25	Materials of Environmental Concern	36
Company	1	Merger	1
Company Certificate	4	Merger Consideration	4
Company Certificates	4	Merger Sub	1
Company Common Stock	3	Merger Sub Common Stock	6
Company Disclosure Letter	10	Most Recent Balance Sheet	19
Company Employee Plans	24	Most Recent Balance Sheet Date	19
Company Financial Statements	18	New Parent Proposal	53
Company Intellectual Property Rights	37	NRS	1
Company Material Adverse Effect	10	Option Cancellation Agreement	5
Company Material Contract	20	Order	52
Company Optionholder	5	Other Filings	55
Company Preferred Stock	12	Parent	1
Company SEC reports	17	Parent Material Adverse Effect	40
Company Software	38	Party	1
Company Stock Options	5	Person	13
Company Stock Plans	13	Proxy Statement	31
Company Stock warrants	13	QIAGEN	4
Confidentiality Agreement	57	QIAGEN Common Stock	4
Continuing Employees	58	QIAGEN Financial Statements	43
Contract	20	QIAGEN SEC Reports	43
Dissenting Shares	4	Registration Statement	30
Effective Time	3	Release	35
Employment Agreements	1	Representative	50
Environment	35	Requisite Stockholder Approval	15
Environmental Law	36	Returns	33
Equitable Exceptions	15	Sarbanes-Oxley Act	18
ERISA	24	SEC	12
ERISA Affiliate	24	Securities Act	12
Exchange Act	16	Special Meeting	30
Exchange Agent	7	Subsidiary	12
Exchange Ratio	4	Superior Takeover Proposal	51
Excluded Shares	5	Surviving Corporation	2
Founder Certificates	1	Takeover Proposal	50
GAAP	18	Tax	33
Termination Fee	67	Voting Agreements	1
Third Party Intellectual Property Rights	38

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of April 12, 2007 by and among QIAGEN NORTH AMERICAN HOLDINGS, INC., a California corporation (“Parent”), ELECTRA MERGER SUB, INC., a Nevada corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and EGENE, INC., a Nevada corporation (the “Company”).  Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared it to be advisable and in the best interests of their respective stockholders that Parent acquire the Company; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the Nevada Revised Statutes (the “NRS”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent;

WHEREAS, as a condition to the willingness of, and an inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company’s common stock are entering into voting agreements (the “Voting Agreements”); and

WHEREAS, as a further condition to the willingness of, and a further inducement to Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain officers of the Company are entering into employment agreements (the “Employment Agreements”) and non-competition, confidentiality and intellectual property agreements (the “IP Agreements”) and delivering certain certificates to the Parent (the “Founder Certificates””).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1. THE MERGER

1.1 The Merger.  At the Closing (as defined in Section 1.2), in accordance with the NRS and the terms and conditions of this Agreement, the Merger Sub shall be merged with and into the Company.  From and after the Effective Time (as defined in Section 1.3), the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Nevada as a wholly owned subsidiary of Parent.  The separate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as hereinafter set forth in this Article 1.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing.  Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article 7, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article 6, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Article 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties.  The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111.  For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are required or permitted to be closed in New York, New York.

1.3 Filing of Articles of Merger.  Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing Merger Sub and the Surviving Corporation to execute and file in accordance with the NRS articles of merger with the Secretary of State of the State of Nevada in substantially the form of Exhibit A attached hereto (the “Articles of Merger”).  The Merger shall become effective upon such filing, or at such later date and time as is agreed by the Parent and the Company and set forth in the Articles of Merger (the “Effective Time”).

1.4 Effect of the Merger.  Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Chapter 92A of the NRS.

1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time by virtue of the Merger and without further action on the part of the Parties, the Articles of Incorporation and Bylaws of the Merger Sub immediately prior to the Closing shall become the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof; provided, however, that, notwithstanding the foregoing, Article 1 of the Articles of Incorporation of the Surviving Corporation shall continue to read as follows:  “The name of the Corporation is EGENE, INC.”

1.6 Directors and Officers.  Subject to the requirements of Law (as defined in Section 1.7(c)), the directors and officers of Merger Sub immediately prior to the Closing shall become the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.7 Conversion of Company Common Stock, Etc.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

(a) Each share of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted automatically into the right to receive (i) $0.65 per share and (ii) 0.0416 (the “Exchange Ratio”) fully paid and non-assessable ordinary shares of QIAGEN N.V. (“QIAGEN”), the sole stockholder of Parent, EUR 0.01 par value per share (“QIAGEN Common Stock”), but not to exceed an aggregate of 1,000,000 shares of QIAGEN Common Stock, subject to adjustment as set forth in Section 1.11.

ii) At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the cash and a certificate representing the shares of QIAGEN Common Stock such holder is entitled to receive pursuant to this Section 1.7 together with cash in lieu of fractional shares, if any, of QIAGEN Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.12 hereof, in each case without interest (such cash and shares of QIAGEN Common Stock together with any cash in lieu of fractional shares being referred to herein as the “Merger Consideration”) and subject to Section 1.7(c) below.

(c) Dissenting Shares.  Notwithstanding anything to the contrary in this Section 1.7, any shares of the Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of fair value for such shares in accordance with Sections 92A.300 to 92A.500, inclusive, of the NRS (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its dissenters’ rights or it is determined that such holder does not have dissenters’ rights in accordance with the NRS.  If, after the Closing, such holder fails to perfect or withdraws or loses its dissenters’ right, or if it is determined that such holder does not have dissenters’ rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands for payment received by the Company, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Authority (as such term is defined in Section 2.4(d) of this Agreement), including any judicial or administrative interpretation thereof (“Law”). The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under Law.

1.8 Cancellation of Shares.  At the Effective Time each share of Company Common Stock either owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.

1.9 Company Stock Options.

(a) Section 2.3(e) of the Company Disclosure Letter sets forth a list of all grantees holding unexercised and unexpired options to purchase shares of Company Common Stock (the “Company Stock Options”) as of the date of this Agreement (each a “Company Optionholder”).  Each vested and unvested Company Stock Option to purchase Company Common Stock that is outstanding immediately before the Effective Time and listed on Section 2.3(e) of the Company Disclosure Letter shall be cancelled and extinguished at the

Effective Time and shall become the right to receive the amount set forth below in this Section 1.9, provided that such Company Optionholder has entered into an option cancellation agreement, in the form acceptable to Parent (each an “Option Cancellation Agreement”), which agreement shall become effective at the Effective Time.  As promptly as practicable subsequent to the Effective Time and subject to each Company Optionholder entering into a Option Cancellation Agreement, the Company shall provide from the assets of the Company to each grantee listed in Section 2.3(e) of the Company Disclosure Letter, for delivery and cancellation of such Company Optionholder’s Company Stock Options, a cash payment in an amount equal to the product of (a) the number of shares of Company Common Stock subject to such Company Stock Option and (b) an amount equal to the amount, if any, by which $1.36 exceeds the exercise price per share of each such Company Stock Option.  At or before the Effective Time, the Company shall take any necessary action pursuant to the terms of Company Stock Options or the Company Option Plans pursuant to which they were issued to give effect to the provisions of this Section 1.9 hereof.

(b) Withholding of Tax.  Parent or the Surviving Corporation will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options such amounts as Parent (or any Affiliate of Parent including the Surviving Corporation) shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option in respect of whom such deduction and withholding were made by Parent or the Surviving Corporation.

1.10 Capital Stock of Merger Sub.  Each share of common stock of Merger Sub, $0.01 par value per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share.  From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

1.11 Adjustments to Merger Consideration.  The Exchange Ratio and the per share cash Merger Consideration shall be appropriately adjusted, at any time and from time to time, to fully reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into QIAGEN Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to QIAGEN Common Stock or, if permitted by the terms of Section 4.1, Company Common Stock, as the case may be, occurring (or for which a record date occurs) during the Interim Period (as defined in Section 4.1).

1.12 No Fractional Shares.

No certificate or scrip representing fractional shares of QIAGEN Common Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of QIAGEN Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of QIAGEN Common Stock multiplied by the Closing Average.

For purposes of this Agreement, the “Closing Average” shall be the average last reported sale price per share of QIAGEN Common Stock (rounded up to the nearest cent) on the Nasdaq Global Select Market (“NGSM”) as reported in the Wall Street Journal, or, if not reported therein, any other authoritative source reasonably selected by Parent) for the ten (10) consecutive trading days ending on the second trading day immediately prior to the Closing.

1.13 Exchange of Certificates.

(a) Exchange Agent.  Prior to the Closing, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in the Merger (the “Exchange Agent”).  When and as needed, Parent shall make available to the Exchange Agent for exchange (through such procedures as Parent may reasonably adopt) sufficient cash and shares of QIAGEN Common Stock to be exchanged pursuant to Section 1.7 of the Agreement.

(b) Exchange Procedures.  Promptly after the Closing, the Surviving Corporation shall cause to be mailed to each holder of record certificate or certificates which immediately prior to the Closing represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Company Certificates in exchange for cash representing the Merger Consideration.  Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of QIAGEN Common Stock that such holder has the right to receive and (B) a check for the cash consideration that such holder is entitled to receive, including any cash consideration, any cash in lieu of fractional shares of QIAGEN Common Stock, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7, and the Company Certificate so surrendered shall forthwith be cancelled.  Until so surrendered, each outstanding Company Certificate that, prior to the Closing, represented shares of Company Common Stock shall be deemed from and after the Closing, for all corporate purposes, to evidence the right to receive upon such surrender the number of full shares of QIAGEN Common Stock into which the holder of such shares of Company Common Stock is entitled and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.13.  Any portion of the shares of QIAGEN Common Stock and cash deposited with the Exchange Agent pursuant to Section (b) above, which remains undistributed to the holders of the shares of Company Common Stock for six (6) months after the Closing shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 1.13 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for QIAGEN Common Stock, cash consideration or any cash in lieu of fractional shares of QIAGEN Common Stock and any dividends or distributions with respect to QIAGEN Common Stock to which such holders may be then entitled.  Any portion of the cash deposited with the Exchange Agent pursuant to Section 1.13(a) remaining unclaimed by holders of Company Common Stock as of the date which is immediately prior to the date that such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(c) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Closing with respect to QIAGEN Common Stock with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the shares of QIAGEN Common Stock represented thereby and no cash in lieu of fractional shares of QIAGEN Common Stock shall be paid to any such holder until the holder of record of such Company Certificate shall surrender such Company Certificate.  Subject to Law, following surrender of any such Company Certificate, there shall be paid to the holder of record of such Company Certificate representing the whole number of shares of QIAGEN Common Stock to be issued in exchange therefor, without interest, at the time of such surrender, the applicable cash consideration, any cash in lieu of fractional shares of QIAGEN Common Stock and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of shares of QIAGEN Common Stock.

(d) Transfers of Ownership.  If any certificate for shares of QIAGEN Common Stock or check is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably requested or required by Parent to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a check or certificate for shares of QIAGEN Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is otherwise not payable.

(e) Withholding of Tax.  Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent (or any Affiliate of Parent (as defined in Rule 13e-3(a)(i) of the Exchange Act, an “Affiliate”), including the Surviving Corporation) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

1.14 No Liability.  To the extent permitted by applicable law, none of the Exchange Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of QIAGEN Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.15 Taking of Necessary Action; Further Action.  If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter provided by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Company, on behalf of itself and its Subsidiaries, represents and warrants to Parent that the statements contained in this Section 2 are true, complete and correct.  The Company Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify only the corresponding paragraph of this Section 2.  As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are solely attributable to:  (i) general economic conditions worldwide or (ii) conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby.  In the event of any litigation regarding clause (ii) of the foregoing provision, the Company shall be required to sustain the burden of demonstrating that any such change, event or effect is directly attributable to the Merger and other transactions contemplated by this Agreement.

2.1 Organization and Qualification.

The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada.  The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company has provided to Parent true, complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date.  The Company is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company and the jurisdiction of incorporation or formation thereof.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are:  (i) duly authorized, validly issued, fully paid, non-assessable; (ii) owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities Law.

(d) None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission (the “SEC”).

(e) For purposes of this Agreement, the term “Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the members of the board of directors or others performing similar functions with respect to such corporation or other organization.

2.3 Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Company Preferred Stock”).

(b) As of the close of business on the day prior to the date hereof:  (i) 19,045,835 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 1,990,535 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company’s stock option plans (the “Company Stock Plans”); and (v) 2,993,332 shares of Company Common Stock were duly reserved for future issuance pursuant to warrants to purchase shares of Company Common Stock (the “Company Stock Warrants” ).  Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plan, the Company Stock Options and the Company Stock Warrants, will be, when issued against payment therefore in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person (as defined in Section 3(a)(9) of the Exchange Act, a “Person”).

(e) Section 2.3(e) of the Company Disclosure Letter contains a true, complete, and correct list of each holder of any Company Stock Options, including for each Company Stock Option: (i) the date of grant; (ii) the exercise price; (iii) the number of shares of Company Common Stock subject thereto; (iv) the vesting schedule and expiration date; and (v) any other material terms, including any terms regarding the acceleration of vesting.  Section 2.3(e) of the Company Disclosure Letter contains a true, complete, and correct list of each holder of any Company Stock Warrant, including for each Company Stock Warrant: (i) the date of issuance; (ii) the exercise price; (iii) the number of shares of Company Common Stock subject thereto; (iv) the vesting schedule (if any) and expiration date; and (v) any other material terms, including any terms regarding anti-dilution protection or acceleration of vesting.

(f) All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable federal and state securities Law.

(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of the Company.  Except as described in this Section 2.3, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or any of its Subsidiaries based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

(h) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

2.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the NRS and the Company’s Articles of Incorporation (the “Requisite Stockholder Approval”), to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and, subject to obtaining the Requisite Stockholder Approval, the performance of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject only to:  (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Equitable Exceptions”).

(c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of:  (i) the Articles of Incorporation, Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement (including any license agreement), lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation of the Merger and other transactions contemplated hereby except for:  (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other applicable foreign or domestic laws; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the NRS; (iii) compliance with any applicable requirements under the Securities Act; (iv) compliance with any applicable requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (v) compliance with any applicable state securities, takeover or so-call “Blue Sky” Laws; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Company Material Adverse Effect.

2.5 Board Approval; Takeover Statutes; Required Vote.

(a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors:  (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (A) the approval of the Merger and the other transactions contemplated hereby and (B) the approval and adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their approval and adoption.

(b) No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Nevada or other applicable Law is applicable to the Company, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger or any of the other transactions contemplated hereby.

2.6 SEC Filings; Sarbanes-Oxley Act.

(a) Except as set forth on Section 2.6(a) of the Company Disclosure Letter, since January 1, 2001, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith, and has made available to Parent true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof, the “Company SEC Reports”).  The Company SEC Reports:  (i) were (or will be when filed, as the case may be) timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Company Financial Statements”), at the time filed (or to be filed): (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-QSB promulgated by the SEC, and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

(c) Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) The Company has designed and maintains disclosure controls and procedures (as defined in 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.  The Company has complied in all material respect with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under or pursuant to such act (the “Sarbanes-Oxley Act”) or under the Exchange Act. Each Company SEC Report that was required to be accompanied by a certification required to be filed or submitted by the Company’s principal executive officer or the Company’s principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.

(e) The management of the Company has (i) established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) established and maintains a system of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, and (iii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting identified by the management of the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has disclosed to Parent prior to the date hereof all disclosures described in clause (iii) of the immediately preceding sentence made prior to the date of this Agreement.

2.7 Absence of Undisclosed Liabilities.  The Company and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than:  (i) liabilities reflected or reserved against on the balance sheet (the “Most Recent Balance Sheet”) for the year ended December 31, 2006 (the “Most Recent Balance Sheet Date”) contained in the Company’s Form 10-KSB to be filed with the SEC not later than April 16, 2007 in substantially the form delivered to Parent together with the Company Disclosure Letter; (ii) obligations under any Company Material Contract (as defined in Section 2.9); and (iii) liabilities or obligations incurred since the Most Recent Balance Sheet Date in the ordinary course of business, consistent with past practice in both number, type and amount.

2.8 Absence of Certain Changes or Events.  Since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been:  (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.9 Agreements, Contracts and Commitments.

(a) For purposes of this Agreement, the term “Contract” shall mean any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, franchise or license, whether oral or written (each, including all amendments thereto) to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties are bound.

(b) Section 2.9 of the Company Disclosure Letter contains a complete list of the following Contracts (each a “Company Material Contract”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-B promulgated under the Securities Act and the Exchange Act) of the SEC with respect to the Company and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan or material Contract;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material assets or ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(v) any research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (x) products (including products under development) of the Company or any of its Subsidiaries, (y) products (including products under development) licensed by the Company or any of its Subsidiaries, or (z) any Company Intellectual Property Rights;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations other than releases that are immaterial in nature or amount and which are entered into in the ordinary course of business;

(viii) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period of $100,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of sixty (60) days or less without material liability to the Company or its Subsidiaries; and

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have an Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (viii) above, inclusive.

(c) The Company has made available to Parent true, complete and correct copies of each Company Material Contract.  Neither the Company nor any of its Subsidiaries is in breach, or has received in writing any claim or threat that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or any of its Subsidiaries.  Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and, to the knowledge of the Company, no other party to such contract is in default in any material respect.

(d) None of the Company Material Contracts or any other Contract to which the Company or any of its Subsidiaries is a party (A) grants or obligates the Company or any Subsidiary of the Company to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale in the United States, any right) to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any such product, patent or other Company Intellectual Property Right, (B) provides for the payment by the Company or any of its Subsidiaries of any early termination fee or (C) requires or obligates the Company or any of its Subsidiaries to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any of its Subsidiaries.

2.10 Compliance with Laws.

(a) Each of the Company and its Subsidiaries has at all times complied with, and is presently in compliance with, all Laws applicable to it, its properties or other assets or its business or operations.

(b) Each of the products and product candidates of the Company and its Subsidiaries is being, and at all times has been, developed, tested, manufactured and stored, as applicable, in compliance with all Law, including those relating to good manufacturing practice, good laboratory practice and good clinical practice.

(c) The Company has made available to Parent each annual report filed by any of the Company and its Subsidiaries with any Governmental Authority with respect to each product and product candidates of the Company or its Subsidiaries.

2.11 Material Permits.

(a) Each of the Company and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including  those that are required under all Environmental Laws (as defined in Section 2.20).  Each of the Company and its Subsidiaries has filed with all applicable federal, state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company and its Subsidiaries as currently conducted, the absence of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.  The Company and its Subsidiaries are, and at all relevant times have been, in compliance in all material respects with all such licenses, franchises, registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (collectively the “Material Permits”).  To the knowledge of the Company, each third party which is a manufacturer or contractor for the Company or its Subsidiaries is in compliance in all material respects with all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations insofar as the same pertain to the manufacture of products for the Company.

2.12 Litigation and Product Liability.  There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, if decided adversely might (a) be considered reasonably likely to result in (i) a Company Material Adverse Effect or (ii) damages payable by the Company of any of its Subsidiaries in excess of $50,000 in the aggregate, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.  No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with the Company.

2.13 Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon or otherwise applicable to the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries.

2.14 Employee Benefit Plans.

(a) Section 2.14 of the Company Disclosure Letter lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), whether or not such plan is terminated (together, the “Company Employee Plans”).  With respect to each Company Employee Plan, the Company has provided to Parent, the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service (“IRS”), (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, if applicable, and (v) all related agreements, insurance contracts and other agreements which implement each such Company Employee Plan.

(b) (i)  There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), with respect to any Company Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or threatened against any Company Employee Plan or against the assets of any Company Employee Plan, nor are there any current or threatened Liens on the assets of any Company Employee Plan, (iii) all Company Employee Plans conform to, and in their operation and administration are in all respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Company and ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Employee Plans, (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary under any Company Employee Plan, (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(c) No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor ERISA Affiliate has ever partially or fully withdrawn from any such plan.  No Company Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.  No Company Employee Plan is a “multiple employer welfare arrangement” as described in Section 3(40) of ERISA.

(d) Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable.  No Company Employee Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage.

(e) Except as set forth on Schedule 2.14(e) of the Company Disclosure Letter, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an ERISA Affiliate.  Except as set forth on Section 2.14(e) of the Company Disclosure Letter, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code.

(f)  All contributions due and payable on or before the Closing Date in respect of any Company Employee Plan have been made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been provided for in the Company’s Financial Statements for all other contributions or amounts in respect of the Company Employee Plans for periods ending on the Closing Date.

(g) Except as set forth on Section 2.14(g) of the Company Disclosure Letter, no Company Employee Plan currently or previously maintained by Company or any of its ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither the Company nor its ERISA Affiliates has any obligations (whether written or oral) to provide any post-termination benefits in the future (except for COBRA Coverage).

(h) The consummation of the transactions contemplated by this Agreement will not, except as set forth in Section 2.14(h) of the Company Disclosure Letter, (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.  No payment made or contemplated under any Company Employee Plan or other benefit arrangement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) With respect to each Company Employee Plan, (A) other than as specifically required by law, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Company Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) the Company has satisfied any and all bond coverage requirements of ERISA.  Each Company Employee Plan may be transferred by the Company or ERISA Affiliate to Parent.

(j) Each Company Employee Plan which is a non-qualified deferred compensation plan is in “good faith” compliance with Section 409A of the Code as modified by the applicable Treasury guidance.  No Company Employee Plan providing for equity in the Company, including without limitation, stock options and restricted stock grants, involve deferred compensation under Section 409A of the Code.

(k) No Company Employee Plan presents any risk of liability to the Company, its assets or stock, including a risk of Lien against the Company, its assets or stock whether before or on or after the Closing.

(l) Neither the Company nor any of its ERISA Affiliates or Subsidiaries is a party to any written or oral: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) except as set forth no Section 2.14(l)(iii) of the Company Disclosure Letter, agreement with any current or former employee of the Company or any of its ERISA Affiliates or Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum.

(m) Section 2.14(m) of the Company Disclosure Letter sets forth a true and complete list of each current or former employee, officer, director or investor of the Company who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of the Company, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right.  Section 2.14(m) of the Company Disclosure Letter also sets forth the total number of such options, warrants and rights.  True, complete and correct copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed in Section 2.14(m) of the Company Disclosure Letter.

2.15 Labor and Employment Matters.

(a) (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees or former employees; and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.  The Company is not subject to any actual or threatened charge of (i) an unfair labor practice, (ii) safety violations or Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices; or (v) claims by governmental agencies that the Company has failed to comply with Law.  The Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.

(b) The Company is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing.

(c) (i) Except as otherwise set forth in Section 2.15(c) of the Company Disclosure Letter, all contracts of employment to which the Company or, to the knowledge of the Company, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months’ notice or less without compensation; (ii) there are no customs, established practices, plans, policies or discretionary arrangements of the Company or, to the knowledge of the Company, any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 2.15(c) of the Company Disclosure Letter; (iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(d) Section 2.15(d) of the Company Disclosure Letter sets forth a list of the Company’s employees as of the date hereof including such employee’s job title, current compensation rate, and accrued unpaid leave or vacation.

(e) Section 2.15(e) of the Company Disclosure Letter sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

(f) Section 2.15(f) of the Company Disclosure Letter sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

(g) Section 2.15(g) of the Company Disclosure Letter sets forth a list of the Company employees that have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.

2.16 Registration Statement; Proxy Statement/Prospectus.

(a) The information supplied or to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the registration statement on Form F-4 (or such successor form as shall then be appropriate) pursuant to which the shares of QIAGEN Common Stock to be issued in the Merger will be registered by Parent with the SEC (including any amendments or supplements thereto, the “Registration Statement”) shall not at the time such document is filed with the SEC, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC and at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The information supplied or to be supplied by the Company for the inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the special meeting of stockholders of the Company (the “Special Meeting”) to consider the Merger and to vote on a proposal to approve the Merger and approve and adopt this Agreement (such proxy statement/prospectus, as the same may be amended or supplemented, the “Proxy Statement”) shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by the Company for the Special Meeting which has in the interim become false or misleading in any material respect.

(c) If at any time prior to the Closing any event or circumstance should occur or be discovered involving the Company, its officers, directors or any other Affiliate of the Company (as defined in Rule 13e-3(a)(i) of the Exchange Act), which is required under the Securities Act or the Exchange Act to be set forth in the Registration Statement or Proxy Statement, the Company shall immediately inform Parent of such event, and with respect to the Proxy Statement, the Company shall promptly prepare an amendment or supplement to the Proxy Statement in which such event shall be fully and accurately described.  Such amendment or supplement shall first be provided to Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated to the stockholders of the Company.

2.17 Properties and Assets.

(a) The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens.

(a) Section 2.17(a) of the Company Disclosure Letter sets forth a true, complete and correct list of each parcel of real property ever owned or leased by the Company or any of its Subsidiaries (the leases pursuant to which the Company or any of its Subsidiaries is a tenant being hereinafter referred to as the “Lease”).  As of the date of this Agreement, the Leases are in full force and effect in accordance with their terms.  The Company is not in default of any of its obligations under the Leases.  To the Company’s knowledge, the landlords under the Leases are not in default of the landlords’ obligations under the Leases.

(b) The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal war and tear), and suitable for the purposes for which they are presently used.

(c) From and after the Closing, the tangible assets owned or leased by the Surviving Corporation, together with its intangible assets are adequate to conduct the business and operations of the Company and its Subsidiaries as currently conducted.

2.18 Insurance.

(a) Section 2.18 of the Company Disclosure Letter sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2004.  The Company and its Subsidiaries maintain policies of insurance with reputable companies against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the “Insurance Policies”).  Without limiting the foregoing, these include fire liability, commercial general liability, product liability, clinical trial, employer’s liability, workmen’s compensation, business automobile insurance and directors and officers liability. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof.  True, complete and correct copies of the Insurance Policies have been made available to Parent.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion, and neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that:  (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.19 Taxes.

(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b) Each of the Company and its Subsidiaries has accurately prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are true, complete and correct in all material respects.

(c) Each of the Company and its Subsidiaries:  (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(d) There is no Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f) No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(g) The Company has not agreed to and is not required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by the Company, and to the Company's Knowledge, the IRS has not proposed any such adjustment or change in accounting method.

(h) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(i) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the disallowance of a deduction under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law) for employee remuneration.

2.20 Environmental Matters.

(a) The Company is in compliance in with all Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all Material Permits required under all Environmental Laws, and compliance with the terms and conditions thereof.

(b) The Company has not received any communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and there are no conditions existing at such facilities that could reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future.  The Company has no knowledge of any environmental condition at any of the properties leased by the Company or any of its Subsidiaries that would have a material adverse affect on the Company or its Subsidiaries

(c) There are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law.

(d) The Company has made available to Parent true, complete and correct copies of all of the Company’s environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) None of the facilities ever used by the Company or any of its Subsidiaries has even been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and its Subsidiaries, all of which Materials of Environmental Concern have been stored and used in strict compliance with all Material Permits and Environmental Laws.

(f) Neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or private litigation, proceedings, administrative action, or investigation involving a demand for damages or other potential liability under any Environmental Laws.  Neither the Company nor any of its Subsidiaries has received or is subject to any governmental order or decree relating in any way to Environmental Laws.

(g) No underground storage tanks or surface impoundments exist on any property currently owned or leased by the Company or its Subsidiaries.

(h) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation or common law pertaining to the:  (i) manufacture, processing, use, distribution, management, possession, use, treatment, storage, disposal, generation, transportation, remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; and (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles and “Materials of Environmental Concern” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment, including asbestos, asbestos containing materials, polychlorinated biphenals, radon and urea formaldehyde foam, petroleum and petroleum products, medical or infectious waste, radioactive material, hazardous waste, and raw materials which include hazardous constituents, or any other similar substances, or any substances or materials which are now or in the future included under or regulated by any Environmental Law.

2.21 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans and general intangibles of like nature, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates,  inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted and as reasonably foreseeable (collectively, the “Company Intellectual Property Rights”).

(b) Section 2.21(b) of the Company Disclosure Letter sets forth, with respect to all Company Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application.  Section 2.21(b) of the Company Disclosure Letter identifies and provides a brief description of all other Company Intellectual Property Rights as of the date hereof that are material to the business of the Company and its Subsidiaries.  Section 2.21(b) of the Company Disclosure Letter identifies each Company Material Contract currently in effect containing any ongoing royalty or payment obligations in excess of $25,000 per annum with respect to Company Intellectual Property Rights that are licensed or otherwise made available to the Company and its Subsidiaries.

(c) All Company Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting.  As of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities.

(d) Neither the Company nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Third Party Intellectual Property Rights”), the breach of which would be considered reasonably likely to result in a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and, except as set forth in Section 2.21(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property.  With respect to its marketed products, the Company does not infringe any third party intellectual property rights.  With respect to its product candidates and products in research or development, after the same are marketed, the Company will not infringe any third party intellectual property rights.

(f) To the knowledge of the Company and its Subsidiaries, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

(g) All of the Company’s computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code (except software purchased or licensed by the Company under commodity or shrink-wrap license agreements for use in the operation of its business in the ordinary course) including without limitation the “biocalculator” software used on certain of the Company’s instrument systems (collectively, the “Company Software”) were developed by Persons employed by the Company during the course and within the scope of their employment by the Company.  No Person employed by or affiliated with the Company has employed or proposes to employ any trade secret of any former employer and no Person employed by or affiliated with the Company has violated any confidential relationship which such Person may have had with any third party, in connection with such development of Company Software.  All Company Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, if applicable, and the applications can be compiled without undue burden from source code owned by and in the possession of the Company.

2.22 Brokers.  No broker, financial advisor, investment banker or other Person is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.23 Certain Business Practices.  Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, consultant, service provider, or agent of the Company has:  (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment.  No Person or so-called “whistleblower” has submitted to the Company, any Subsidiary or any member of the Board of Directors of either the Company or any Subsidiary any complaint concerning any accounting or auditing matter, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to the Company or any Subsidiary, or any officer, director, employee or agent of either the Company or any Subsidiary, or concerning any violations or potential violations of the Company’s or any Subsidiary’s corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of the Sarbanes-Oxley Act or otherwise.

2.24 Government Contracts.  Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or threatened.  The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or the Parent (assuming that no such suspension or debarment will result solely from the identity of Parent).

2.25 Relationships with Customers and Suppliers.  Between December 31, 2005 and the date hereof, no customer or supplier of the Company that is material to the Company and its Subsidiaries,

taken as a whole, has canceled or otherwise terminated, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, between December 31, 2005 and the date hereof, decreased or limited in any material respect, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to decrease or limit in any material respect, its purchases from or sales to the Company or its Subsidiaries.

2.26 Interested Party Transactions.  Since January 1, 2005, no event has occurred that would be required to be reported by the Company as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-B.

2.27 Full Disclosure.  No representation or warranty by Company in this Agreement or in any certificate furnished or to be furnished by or on behalf of the Company to the Parent or Merger Sub pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent, on behalf of itself and its Subsidiaries, represents and warrants to the Company that the statements contained in this Section 3 are true, complete and correct.  As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or reasonably foreseeable prospects of Parent and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are attributable to:  (i) general economic conditions worldwide; and (ii) conditions affecting the biotech industry in which Parent and its Subsidiaries compete.

3.1 Organization and Qualification.

Parent is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California.  Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate and tax good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not have a Parent Material Adverse Effect.  Parent is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

3.2 Authority; No Conflict; Required Filings.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of:  (i) the Articles of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties may be bound or affected, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger and the other transactions contemplated hereby on a timely basis.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery by each of Parent and Merger Sub of this Agreement or the consummation of the Merger or other transactions contemplated hereby except for:  (i) compliance with any applicable requirements under the HSR Act and any other Law; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada in accordance with the NRS; (iii) compliance with any applicable requirements under the Securities Act; (iv) compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called “Blue Sky” Law; and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which if not obtained or made, could not reasonably be expected to result in a Parent Material Adverse Effect.

3.3 Compliance with Law.  Each of Parent and its Subsidiaries has at all times complied with all Law, and is not in violation of, and has not received any written claim or notice of violation of, any such Law with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance or violation, if any, which could not reasonably be expected to result in a Parent Material Adverse Effect.

3.4 Litigation.  Other than shareholder derivative suits, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely would impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis.

3.5 SEC Filings; Financial Statements.

(a) Since January 1, 2006, QIAGEN has timely filed all forms, reports and documents required to be filed by QIAGEN with the SEC, including all exhibits required to be filed therewith, and has made available to the Company true, complete and correct copies of all of the same so filed (including any forms, reports and documents filed after the date hereof, the “QIAGEN SEC Reports”). The QIAGEN SEC Reports:  (i) at the time filed complied (or will comply when filed, as the case may be) in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act; and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the QIAGEN SEC Reports (collectively, the “QIAGEN Financial Statements”), complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, and fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of QIAGEN and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

3.6 Registration Statement; Proxy Statement/Prospectus.

(a) The information supplied or to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Registration Statement shall not at the time such document is filed with the SEC, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC contains any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The information supplied or to be supplied by Parent for the inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Parent or any of its Subsidiaries for the Special Meeting which has in the interim become false or misleading in any material respect.

(c) If at any time prior to the Closing any event or circumstance should occur or be discovered involving QIAGEN, its officers, directors or any other Affiliate of QIAGEN, which is required under the Securities Act or the Exchange Act to be set forth in the Registration Statement or Proxy Statement, Parent shall immediately inform the Company of such event and Parent shall promptly prepare an amendment or supplement to the Registration Statement and the Company shall promptly prepare an amendment or supplement to the Proxy Statement in each of which such event shall be fully and accurately described.  Such amendments or supplements shall first be provided to the Company or Parent for its review and then promptly filed with the SEC and, as required under the Securities Act or the Exchange Act, disseminated by the Company to its stockholders of the Company.

3.7 Interim Operations of Merger Sub (No Parent Vote Required).  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement. No vote or other action of the stockholders of Parent is required by Law, Parent’s Articles of Incorporation or Parent’s Bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated thereby.

3.8 Financing.  Parent and Merger Sub have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

3.9 QIAGEN Common Stock.  All shares of QIAGEN Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any kind of preemptive, subscription or any kind of similar rights.

3.10 Full Disclosure.  No representation or warranty by Parent and Merger Sub in this Agreement or in any certificate furnished or to be furnished by Parent or Merger Sub to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

4. CONDUCT OF BUSINESS PENDING THE MERGER

4.1 Conduct of Business Pending the Merger.

(a) The Company covenants and agrees that, beginning on the date hereof and continuing until the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 7 (such period being hereinafter referred to as the “Interim Period”), except as expressly required by this Agreement or unless Parent shall otherwise consent in writing, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously made available to Parent; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) use its best efforts to preserve intact its business organization, properties and assets, keep available the services of its officers, employees and consultants, maintain in effect all Company Material Contracts and preserve its relationships, customers, licensees, suppliers and other Persons with which it has business relations.  By way of amplification and not limitation, except as expressly permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) amend their Articles of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Warrants);

(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or interest in or securities of any of its Subsidiaries;

(iv) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets except for sales of obsolete inventory and equipment in the ordinary course of business in an amount not exceeding $25,000 individually or $50,000 in the aggregate;

(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that a wholly owned Subsidiary of the Company may declare and pay cash dividends to the Company);

(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing agreements with respect to any Company Intellectual Property Rights;

(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) incur indebtedness for borrowed money in an aggregate amount in excess of $250,000, or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in the ordinary course of business and as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement;

(x) authorize any capital expenditures in excess of $50,000 in the aggregate;

(xi) take or permit to be taken any action to:  (A) increase the compensation payable to its officers or employees, except for increases in salary or wages required by agreements entered into prior to the date of this Agreement or otherwise in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee; (D) enter into any collective bargaining agreement; or (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees;

(xii) hire any employees or make any changes to the personnel or business policies of the Company.

(xiii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(xiv) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets;

(xv) (A) enter into any Company Material Contract; (B) modify, amend or terminate, or transfer or assign in any material respect, any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any lease with respect to real property or (D) initiate or participate in any new research, clinical trials or clinical trial or development programs;

(xvi) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

(xvii) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

(xviii) pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business involving only the payment of non-material amounts of cash and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(xix) accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plan;

(xx) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

(xxi) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including budgeted expenditures relating to maintenance, repair and replacement;

(xxii) take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action could reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Section 2 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 6 of this Agreement not being satisfied as of the Closing Date;

(xxiii) enter any agreement with respect to Company Intellectual Property Rights or with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company’s technologies or otherwise extend, modify or amend any rights with respect to the foregoing; or

(xxiv) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing.

(b) During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to:  (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers, collaborators, customers and licensors to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of the Parent on the Closing Date.

4.2 No Solicitation of Transactions.

(a) The Company shall, and shall cause its officers, directors, employees, auditors, accountants, attorneys, investment bankers, financial advisors and other advisors (each, a “Representative”) and Affiliates and any other agents, to (i) immediately cease and cause to be terminated any discussions, negotiations or communications with any party or parties with respect to any Takeover Proposal, and (ii) promptly after the date hereof request the prompt return or destruction of all confidential information previously furnished to any party or parties within the last twelve (12) months for the purpose of evaluating a possible Takeover Proposal.  As used in this

Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including for the purpose of this definition the outstanding equity securities of the Subsidiaries of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company or businesses or assets that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

(b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to (i) solicit, initiate, encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Takeover Proposal or (ii) directly or indirectly solicit, initiate, encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.  Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 4.2 by any Representative or Affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2 by the Company.  Notwithstanding the foregoing, if, prior to obtaining the Requisite Stockholder Approval, (i) the Company has complied with this Section 4.2, and (ii) the Company’s Board of Directors reasonably determines in good faith (after consultation with its outside counsel and its financial advisor) that a Takeover Proposal that did not result from a breach of this Section 4.2 constitutes or would reasonably be expected to lead to a Superior Takeover Proposal (as such term is defined below), then, to the extent required by the fiduciary obligations of the Company’s Board of Directors, as determined in good faith by a majority thereof after consultation with the Company’s outside counsel, the Company may, subject to the Company’s providing prompt (but in any event within twenty-four (24) hours) prior written notice to Parent of its decision to take such action and compliance by the Company with Section 4.2(d), (A) furnish information with respect to the Company to, and (B) participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement; provided, however, that all such information that has not already been provided to the Parent shall be provided to the Parent prior to or as soon as reasonably practicable (but in any event within twenty-four (24) hours) after it is provided to such Third Party.  For purposes of this Agreement, “Superior Takeover Proposal” shall mean a bona fide, unsolicited written proposal or offer made by a Person to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of assets, merger, consolidation, business combination, recapitalization, liquidations, dissolution or similar transaction, all or substantially all of the voting power of the capital stock of the Company then outstanding or all or substantially all of the consolidated total assets of the Company and its Subsidiaries (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the Person making such proposal or offer) and (ii) on terms the Company’s Board of Directors determines in good faith (after consulting the Company’s outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Person making the offer, are more favorable from a financial point of view to the Company or the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, after consultation with, and based upon the advice of, its outside legal counsel, that (i) such action is necessary for the Company’s Board of Directors to comply with its fiduciary duties to the Company and the holders of Company Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority (each, an “Order”), and (ii) such Takeover Proposal is reasonably capable of being consummated.

(c) Neither the Company’s Board of Directors nor any committee thereof shall (i) withdraw or modify (in a manner adverse to Parent or Merger Sub), or propose or resolve to withdraw or modify (in a manner adverse to Parent or Merger Sub), the Board Recommendation, (ii) adopt, approve or recommend, or propose or resolve to approve or recommend, any Takeover Proposal, (iii) adopt, approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or similar agreement relating to a Takeover Proposal (“Acquisition Agreement”), (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, inapplicable to any Takeover Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal.  Notwithstanding the foregoing, prior to obtaining the Requisite Stockholder Approval, in response to a Superior Takeover Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 4.2(b), the Company’s Board of Directors may, if it determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company’s Board of Directors to the Company or the Company stockholders under Law or any Order, (1) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company’s Board of Directors of the Merger, or any of the transactions contemplated hereby and cancel the Special Meeting, or (2) terminate the Agreement in accordance with Section 7.1(e), but in each case only (x) at a time that is after the fifth (5th) Business Day following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger (a “New Parent Proposal”)), specifying therein all of the terms and conditions of such Superior Takeover Proposal, and identifying the Person or group making such Superior Takeover Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Takeover Proposal shall require a new notice to Parent and a new five (5) Business Day period) and (y) if, after the end of such five (5) Business Day period, the Company’s Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Takeover Proposal, after taking into account any New Parent Proposal.  The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.2 and any other confidentiality agreement to which the Company is or becomes a party.

(d) In addition to the obligations set forth in Sections 4.2(a), (b) and (c), the Company shall advise Parent orally and in writing of (i) any Takeover Proposal or any offer, proposal or inquiry received by any officer or director of the Company or, to the knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Takeover Proposal (including a copy of any written proposal) and (iii) the identity of the person or group making the offer, proposal or inquiry for any such Takeover Proposal immediately (but in any event within thirty-six (36) hours) following receipt by the Company or any officer or director of the Company or, to the knowledge of the Company, any other Representative of the Company of such Takeover Proposal offer, proposal or inquiry.  If the Company or its subsidiaries or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Takeover Proposal, the Company shall keep Parent advised on a current basis of any developments with respect thereto including any material changes to the terms and conditions thereof.  The Company agrees to notify Parent immediately if the Company’s Board of Directors determines that a Takeover Proposal is not a Superior Takeover Proposal.

(e) Nothing contained in this Section 4.2 or any other provision hereof shall prohibit the Company or the Company’s Board of Directors from taking and disclosing to the Company’s stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company’s Board of Directors may either, except as provided by Section 4.2(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the Board Recommendation, or (ii) approve or recommend a Takeover Proposal, or propose publicly to approve or recommend a Takeover Proposal.

(f) Nothing in this Section 4.2 shall permit the Company to terminate this Agreement (except as expressly provided in Section 7).

5. ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement and Proxy Statement, respectively, in form and substance reasonably satisfactory to each of the Parties.  Each of the Parties shall use its reasonable efforts to respond to any comments of the SEC in order to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement.  The Company shall cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement shall have become effective.

(b) As promptly as practicable after the date of this Agreement, the Company, in cooperation with Parent, shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Merger and other transactions contemplated by this Agreement (collectively, the “Other Filings”).

(c) The Company shall notify the Parent promptly of the receipt of any comments from the SEC (or its staff) and of any request by the SEC (or its staff) or any other Government Authority for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing for additional information, and shall promptly supply the Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, its staff or any other Government Authority, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filings.

(d) The Parties shall use their respective reasonable best efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of Law.  Whenever any event occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other  Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity to review and comment (in light of the requisite deadline for filing), and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of  the Company, such amendment or supplement.

(e) Subject to Section 4.2(b), the Proxy Statement shall include the Board Recommendation.

5.2 Meeting of Company Stockholders.

(a) The Company shall promptly after the date hereof take all action necessary in accordance with applicable Law and its Articles of Incorporation and Bylaws to duly call, give notice of and (unless Parent otherwise reasonably requests) hold the Special Meeting as soon as practicable following the date upon which the Registration Statement becomes effective with the SEC.

(b) Once the Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Special Meeting (other than for the lack of a quorum and then only to such future date as is reasonably acceptable to Parent) without the prior written consent of Parent, or in the event of an adverse Board Recommendation (in which event the Special Meeting shall be cancelled).

(c) Subject to Section 4.2(b), the Company’s Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of the Company.  The Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the Requisite Stockholder Approval to authorize and approve the Merger.  Without limiting the generality of the foregoing, the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Takeover Proposal.

5.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the Parent reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the Parent all information concerning its business, properties and personnel as the other Party may reasonably request.  The Company shall make available to the Parent the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request.  No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the Company contained herein or the conditions to the obligations of the Parent or the Company hereto.

(b) The Parent shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the Confidentiality Agreement, dated August 1, 2006, between the Company and the Parent (the “Confidentiality Agreement”).

5.4 Best Efforts; Further Assurances.

(a) Parent and the Company shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 6, as applicable to each of them.  Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement including using their respective best efforts:  (i)  to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

5.5 Employee Benefits.  Following the Effective Time, to the extent permitted under each relevant plan, Parent will give each employee of Parent or the Surviving Corporation or their respective Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any applicable Parent employee plan and (b) determination of benefit levels under any applicable Parent employee plan or policy relating to vacation or severance, except where such credit would result in a duplication of benefits.  In addition, Parent shall use commercially reasonable efforts to cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent.

5.6 Cancellation of Stock Options.  Each of the Company Stock Options which have not been exercised prior to the Closing shall be cancelled as of the Closing as provided in Section 1.9.

5.7 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

(b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

5.8 Public Announcements.  The initial press release regarding the Merger shall be a joint press release prepared by Parent and reasonably acceptable to the Company.  Otherwise, except as otherwise required by Law or the rules of The NASDAQ Stock Market, Inc. or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 7, neither the Company nor Parent shall, nor shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the Merger or other transactions contemplated by this Agreement without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

5.9 Directors and Officers Insurance.  Parent and the Surviving Corporation shall, until the second (2nd) anniversary of the Effective Time or such earlier date as may be mutually agreed upon by Parent, the Surviving Corporation and the applicable Indemnified Party, cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries as of the date hereof (or policies of at least comparable coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Closing.  In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may purchase a two (2) year extended reporting period endorsement under its existing directors’ and liability insurance coverage.  Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount per year in excess of 110% of the aggregate premiums paid by the Company and its Subsidiaries in the year ended December 31, 2006 for directors’ and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph.

5.10 Stockholder Litigation.

(a) In the event any stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against the Company and/or the members of the Company’s Board of Directors, the Company shall have the right to control the defense of such litigation; provided, however, that (i) any fees, costs or expenses incurred related to defending such litigation shall be reasonable (including attorneys’ fees) and (ii) the Company shall engage counsel reasonably acceptable to Parent.  The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or the members of the Board of Directors of the Company and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussion between the parties thereto.  The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, in its sole discretion.

(b)  In the event any stockholder litigation related to this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation.

5.11 Company Benefit Plans.  Prior to the Effective Time, if requested by Parent in writing, the Company shall take all actions reasonably requested by Parent or otherwise required to terminate any and all Company Benefit Plans effective immediately prior to the Effective Time. Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause to be amended any Company Benefit Plans or arrangement to the extent reasonably requested by Parent or otherwise required to provide that no employees of Parent and its Subsidiaries shall commence to participate therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation.

5.12 Loans to Company Employees, Officers and Directors.  Prior to the Effective Time, all loans (other than travel advances, payroll advances and other advances made in the ordinary course of business, which in each case do not exceed $1,000) by the Company or any of its Subsidiaries to any of their employees, officers or directors shall be repaid in full and no longer outstanding.

6. CONDITIONS OF MERGER

6.1 Conditions to Obligation of Each Party to Effect the Merger.  The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part, to the extent permitted by the Law:

(a) Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the NRS and the Articles of Incorporation and Bylaws of the Company.

(b) Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

(c) NASDAQ Listing.  The shares of QIAGEN Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been listed on the NGSM.

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.

6.2 Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by the Law:

(a) Representations and Warranties.  The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.  Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Third Party Consents.  Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in Section 2.4(d) (or not described in Section 2.4(d) of the Company Disclosure Letter, but required to be so described) have been obtained.

(d) No Material Adverse Effect.  From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect.

(e) Legal Action.  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the shares of capital stock of the Company and to control the Company and its Subsidiaries, or (D) affect adversely the right of each of the Company or its Subsidiaries to own its material assets and to operate its business in materially the same manner as such business is operated as of the date of this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

(f) Dissenters’ Rights.  Dissenters’ rights shall not have been exercised by more than five percent (5%) of the outstanding voting shares of the Company.

(g) Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the Sarbanes-Oxley Act on any Company SEC Reports filed with the SEC since the date of this Agreement.

(h) Each of the Employment Agreements and IP Agreements shall be in full force and effect and none of Ming-Sun Liu, Varoujan Amirkhanian or Peter Sheu shall have repudiated, breached or anticipatorily breached any of the Employment Agreements or IP Agreements.

(i) Each of the certifications made in the Founder Certificates shall have been true and correct in all material respects as of the date hereof and each such certification shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing.

6.3 Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by the Law:

(a) Representations and Warranties.  The representations and warranties of Parent contained Section 3 shall be true and correct in all material respects as of when made and on and as of the Closing, except for those (x) representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects and (y) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, with the same force and effect as if made on and as of the Closing, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Office and Chief Financial Officer of Parent.

7. TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before six (6) months from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c) by either Parent or the Company, if a Governmental Authority shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d) by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof), the Requisite Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company has materially breached any of its obligations under Section 4.2 hereof;

(e) by Parent if (i) the Company’s Board of Directors shall have withdrawn or adversely modified the Board Recommendation, (ii) the Company’s Board of Directors has failed to reaffirm the Board Recommendation within seven (7) days after Parent has requested in writing that it do so, (iii) the Company’s Board of Directors shall have (A) recommended to the Company’s stockholders that they approve or accept a Takeover Proposal or (B) determined to accept a proposal or offer for a Superior Takeover Proposal, (iv) the Company shall have materially breached any of its obligations under Section 4.2 or Section 5.2 hereof, or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Takeover Proposal and the

Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(f)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to the Company, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

(g) by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(g)), or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within fifteen (15) days after notice thereof to Parent, provided such cure period shall not extend beyond the period set forth in Section 7.1(b); or

(h) by the Company in order to enter into an Acquisition Agreement for a Superior Takeover Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company’s Board of Directors shall have complied with the procedures set forth in Sections 4.2 (c) and (d) and (ii) all of the payments required by Section 7.3 have been made in full to Parent.

7.2 Effect of Termination.  Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.3(b), 5.9, 7.2, 7.3 and 8, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act and other Law.

(b) In the event that Parent terminates this Agreement pursuant to Section 7.1(d), Section 7.1(e) or Section 7.1(f) or Company terminates this Agreement pursuant to 7.1(d) or Section 7.1(h), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Termination Fee”) payable by wire transfer of immediately available funds to an account specified by Parent within two (2) Business Days of such termination’ provided, however, that in if such termination is pursuant to Section 7.1(d) or 7.1(f), then the Termination Fee shall be payable in three equal monthly installments, commencing one month after the effective date of such termination together with interest accruing on the unpaid portion thereof at a rate per annum equal to the sum of the Prime Rate as most recently published in the Eastern Edition of The Wall Street Journal prior to the date of such termination plus two percent (2%).

(c) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

7.4 Amendment.  This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would require the approval of the Company’s stockholders under the NRS unless such approval is obtained.  This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

7.5 Waiver.  At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required to be performed by the other hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the other’s agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

8. GENERAL PROVISIONS

8.1 Survival of Representations and Warranties.

(a) Except as set forth in Section 8.1(b) below, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

(b) The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 8.1(b) shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.

8.2 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

(a) If to Parent or Merger Sub:

QIAGEN North American Holdings, Inc.

19300 Germantown Road

Germantown, MD 20874

Fax: (240) 686-7303

Attention: Chief Financial Officer

With a copies to:

Dr. Philipp von Hugo

QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden

Germany

Fax:  011 49 2103 29 21844

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617) 542-2241

E-Mail: dhfollansbee@mintz.com

Attention: Daniel H. Follansbee, Esq.

(b) If to the Company:

EGENE, INC.

17841 Fitch

Irving, CA  92614

Fax: (949) 250-8833

E-Mail: mliu@egeneinc.com

Attention: Dr. Ming S. Liu

With a copy to:

Leonard W. Burningham, Esq.

455 East 500 South Street; Suite 205

Salt Lake City, Utah 84111

Fax: (801) 355-7126

E-Mail: lwb@burninglaw.com

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a)

in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

8.3 Interpretation.  When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time.  References in this Agreement to a law include any rules, regulations and delegated legislation issued thereunder.

8.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5 Entire Agreement.  This Agreement (including all exhibits and schedules hereto), the Voting Agreements, and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

8.6 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to another wholly owned Subsidiary of Parent, provided that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

8.7 Parties in Interest.  Except as provided in Section 1.7 (with respect to which holders of Company Common Stock shall be third party beneficiaries), Section 5.10(a) (with respect to which the Persons currently insured under the policies described in Section 5.10(a) shall be third party beneficiaries), Section 5.10(b) through (e) (with respect to which the Indemnified Parties shall be third party beneficiaries) and Section 5.6 (with respect to which the Continuing Employees shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

8.9 Governing Law; Enforcement.  This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute relating to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 8.2 hereof.

8.10 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

QIAGEN NORTH AMERICAN HOLDINGS, INC.

By:  /s/ Peer M. Schatz

Name: Peer M. Schatz

Title: President and Chief Executive Officer

ELECTRA MERGER SUB, INC.

By:  /s/ Peer M. Schatz

Name: Peer M. Schatz

Title: President and Chief Executive Officer

EGENE, INC.

By:  /s/ Ming S. Liu

Name: Dr. Ming S. Liu

Title: President

EXHIBIT A

ARTICLES OF MERGER

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

(Pursuant to Nevada Revised Statutes Chapter 92A)

(excluding 92A.200(4b)

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200).  If there are more than four merging entities, check box [  ] and attach an 8 1/2 " X 11 " blank sheet containing the required information for each additional entity.

ELECTRA MERGER SUB, INC.

Name of merging entity

NEVADA                                                                  CORPORATION

Jurisdiction                                                                 Entity type*

And

EGENE, INC.

Name of surviving entity

NEVADA                                                                 CORPORATION

Jursidiction                                                                Entity type*

*Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing fee: $350.00

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

2)  Forwarding address where copies of process may be sent by the Secretary of State of Nevada (If a foreign entity is the survivor in the merger - NRS 92A.1 90):

3)  (Choose One)

[X] The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 82A.200)

[  ] The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180)

4)  Owner's approval (NRS 92A.200) (options a, b, or c must be used, as applicable, for each entity)

     (a)  Owner's approval was not required from:

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

     (b)  The plan was approved by the required consent of the owners of:

ELECTRA MERGER SUB, INC.

          and,

EGENE, INC.

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

     (c)  Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

N/A

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

5)   Amendments, if any, to the articles or certificate of the surviving entity.

The Articles of Incorporation of the surviving corporation will be amended and restated in their entirety as set forth in Exhibit A hereto.  See attached amended and restated articles of incorporation of eGene, Inc.

6)   Location of Plan of Merger (check a or b):

[  ]  (a)  The entire plan of merger is attached;

[X]  (b)  The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRA 92A.200).

7)   Effective date (optional):

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Articles of Merger

(PURSUANT TO NRS 92A.200)

8)   Signatures - Must be signed by:  An officer of each Nevada corporation;  All general partners of each Nevada limited partnership; All general partners of each Nevada limited partnership; A manager of each Nevada limited-liability company with managers or all the members if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)

ELECTRA MERGER SUB, INC.

Name of merging entity

/s/                                                                   , President

Signature                                                           Title                              Date

EGENE, INC.

Name of Surviving entity

/s/                                                                      President

Signature                                                             Title                           Date

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

Certificate to Accompany

Restated Articles

(PURSUANT TO NRS)

This form is to accompany restated Articles of Incorporation

(Pursuant to NRS 78,403, 82,371, 86,221, 88,355 or 88A.250)

(This form is also to be used to accompany Restated Articles for Limited Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trust)

1. Name of Nevada entity as last recorded in this office:

eGene, Inc.

2. The articles are being [  ] Restated or [X] Amended and Restated.  Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes are being made by checking the appropriate box.

[  ]  No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ___________.  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

[  ]  The entity name has been amended.

[X] The resident agent has been changed.  (attach Certificate of Acceptance from new resident agent)

[  ]  The purpose of the entity has been amended.

[X]  The authorized shares have been amended.

[X]  The directors, managers or general partners have been amended.

[  ]  IRS tax language has been added.

[  ]  Articles have been added.

[X]  Articles have been deleted.

[  ]  Other.  The articles or certificate have been amended as follows (provide article numbers, if available);

EXHIBIT A

TO ARTICLES OF MERGER

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EGENE, INC.

Pursuant to the provisions of Nevada Revised Statutes (“NRS”) Sections 78.390 and 78.403, the undersigned officer of eGene, Inc., a Nevada corporation (the “Corporation”), does hereby certify as follows:

FIRST: that the board of directors of the Corporation duly adopted resolutions proposing to amend and restate the Articles of Incorporation of the Corporation as set forth below, as part of the Articles of Merger filed this same date between Electra Merger Sub, Inc. and the Corporation (by which the Corporation is the surviving entity), declaring said amendment and restatement to be advisable.

SECOND: that the amendment and restatement of the Articles of Incorporation as set forth below has been approved by at least a majority of the voting power of the outstanding shares of common stock of the Corporation, which is sufficient for approval thereof.

THIRD: that the undersigned officer has been authorized and directed by the board of directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

(a) ARTICLE I

NAME

The name of the corporation is eGene, Inc. (the “Corporation”).

ARTICLE II

RESIDENT AGENT

The resident agent of the Corporation is currently CSC Services of Nevada, Inc., 502 East John Street, Carson City, NV 89706.

ARTICLE III

CAPITAL STOCK

The number of shares which the Corporation shall have authority to issue is 3,000 shares of common stock, par value $0.01 per share.

ARTICLE IV

DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The name of the current member of the board of directors of the Corporation and his address is:

Roland Sackers

19300 Germantown Road

Germantown, MD  20874

ARTICLE V

PURPOSE

The purpose of the Corporation shall be to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada.

IN WITNESS WHEREOF, I have executed these Amended and Restated Articles of Incorporation of eGene, Inc. as of the ___ day of April, 2007.

_________________________________

Name: ___________________________

Title: ____________________________

Endnotes

4016838v.1

4016360v.1

3977095v.4